EXHIBIT 5.1

THOMAS E. BOCCIERI, ESQ.

561 Schaefer Avenue

Oradell, New Jersey 07649-2517

(201) 983-2024

FAX (201) 265-4729

May 12, 2006

Securities and Exchange Commission

450 Fifth Avenue N.W.

Washington, D. C. 20549

RE: Fresh Harvest Products, Inc.

Gentlemen:

Please be advised that I have reached the following conclusions regarding the offer and sale of up to 7,500,000 shares of common stock by Fresh Harvest Products, Inc. (the "Company") and the offer and sale of up to 6,366,906 shares of common stock by certain selling shareholders as set forth in the Company’s Form SB-2 registration statement filed with the Securities and Exchange Commission:

1. The Company is a duly and legally organized and exiting New Jersey state corporation, with its registered office located at 3163 Kennedy Boulevard Jersey City New Jersey 0730 and its principal place of business located at 280 Madison Avenue, Ste 1005, New York, New York 10016. The Articles of Incorporation and corporate registration fees were submitted to the New Jersey Secretary of State's office and filed with the office on April 21, 2005. The Company's existence and form is valid and legal pursuant to the representation above.

2. The Company is a fully and duly incorporated New Jersey corporate entity. The Company has one class of common stock at this time and is authorized to issue shares of preferred stock. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The common stock previously issued by the Company is in legal form and in compliance with the laws of the State of New Jersey, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold under this Form SB-2 Registration Statement is likewise legal under the laws of the State of New Jersey

3. The Company has represented to me that it is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such. Based upon said representation by the Company to me, it is my opinion that the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against the Company or its officers and directors, in their capacities as such.

4. The Company's outstanding shares are all common shares. There is no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

 Securities and Exchange Commission

RE: Fresh Harvest Products, Inc.

May 12, 2006

5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6. All tax benefits to be derived from the Company’s operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership; however, this must be reviewed in light of the Tax Reform Act of 1986.

7. By directors’ resolution, the Company has authorized the issuance of up to 3, 000,000 shares of common stock.

8. The Company's Articles of Incorporation presently provide the authority to the Company to issue 200,000,000 shares of common stock, $0.0001 par value per share and 50,000,000 shares of preferred stock, $0.0001 par value per share.

Therefore, the Board of Directors’ Resolution, which authorized the issuance for sale of up to 7,500,000 shares of common stock, was within the authority of the Company’s directors and the shares, when issued, will be validly issued, fully paid and non-assessable under New Jersey law.

Yours truly,

/s/ Thomas E. Boccieri

Thomas E. Boccieri